EXHIBIT 10.1

EMPLOYMENT SEPARATION AGREEMENT

Golden Phoenix Minerals, Inc., a Minnesota corporation (the "Company") and Kenneth S. Ripley, an individual (the "Employee"), agree as follows, as of the 31st day of January 2007:

1.          Employment. Pursuant to a written employment agreement between the Company and Employee dated March 13, 2006, the Company employed the Employee as its Chief Executive Officer effective as of January 1, 2006 (the “Employment Agreement”). The Company and the Employee now desire to terminate the Employment Agreement by mutual agreement, effective the end of the workday, January 31, 2007 (“Termination Date”). The Company and the Employee hereby agree to mutually terminate the Employment Agreement and sever their employment relationship pursuant to the terms and conditions set forth in this Employment Separation Agreement ("Separation Agreement").

2.          Resignation. The Employee shall cease functioning in the position of Chief Executive Officer for the Company, and in any other position that he may hold or be construed to hold with the Company or its affiliates, including but not limited to position he may hold as a member of the LLC Management Committee of Ashdown Project, LLC; and shall cease to be an employee for the Company and its affiliates, effective on the Termination Date. As of the Termination Date, the Employee hereby tenders resignation as the Company’s Chief Executive Officer and as any other position that the Employee may hold, or may be construed to hold with the Company or its affiliates, effective as of the Termination Date.

3.          Payments. All payments of every description in this Section 3 shall be subject to the customary withholding tax and other employment taxes as required with respect to compensation paid to the Employee.

3.1.       Severance Payments. Subject to Section 3.4, the Company shall pay the Employee his deferred salary of $115,000 in twelve (12) equal monthly installments as severance pay (“Severance Pay”). The monthly payments shall be payable starting in March 2007 and will continue until the Severance Pay is made in full (“Severance Payment Term”).

3.2.       Performance Bonus Payments. Subject to Section 3.4, the Company shall pay the Employee a performance bonus in the amount of $195,000 in twelve (12) equal monthly installments as bonus pay (“Performance Bonus Pay”). The unpaid portion of the bonus payment due will accrue simple interest at the rate of 18%. The monthly payments shall be payable starting in March 2007 and will continue until the Performance Bonus Pay is made in full (“Performance Bonus Payment Term”). The Performance Bonus stands alone, and is in no way tied to any future Salvage Bonus that the Board of Directors may award to honor the accomplishments of the salvage team.

3.3	Promissory Note. Subject to Section 3.4, the Company shall pay the

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outstanding balance of the Employee’s Promissory Note 8 dated June 20, 2006, which equals an aggregate amount of $157,979.31 consisting of $89,897.36 in principal and $68,081.95 in accrued interest, in twelve (12) equal monthly installments as promissory note payments (“Promissory Note Payment”). The monthly payments shall be payable in equal installments starting in March 2007 and will continue until the Promissory Note Payment is made in full (“Promissory Note Payment Term”). For purposes of this Separation Agreement the Severance Payment Term, Performance Bonus Payment Term and Promissory Note Term shall be collectively referred to herein as the “Payment Terms”.

3.4.       Cash Call Delay and Payment Terms. The Company and Employee hereby agree that in the event the Company is subject to a cash call or any cash payment in connection with Ashdown Project, LLC (“Cash Call Delay”), all payments to Employee referenced in Sections 3.1 through 3.3 (collectively hereinafter referred to as “Monthly Payments”) shall be suspended for such month and such Monthly Payments shall be deferred until the next month with the Payment Terms extended by such number of Cash Call Delay months. For example, in the event that the Company makes a Cash Call Delay for one month in the Payment Terms, the Company shall be entitled to suspend the Monthly Payments for one month, and shall not be obligated to make the Monthly Payment that month, and the Payment Terms shall be extended from 12 months to 13 months from the Termination Date. In any case, the Company guarantees that the Employee will receive at least one monthly installment of the payments due on or before April 1, 2007, and that it will provide payment in any month in which it receives a cash distribution from the LLC even in the event that there is a cash call from the LLC in that same month. In no case shall the term of repayment exceed 15 months (April 30, 2008).

3.5.       Medical and Health Benefits. The Employee will also be offered the opportunity for continued coverage under the Company’s health insurance plans, as required by COBRA. The Company's insurance agent will send the Employee information regarding this coverage.

3.6        Stock Option Grants. The unvested portion of the Employee’s stock options to purchase an aggregate amount of 30,000 shares of common stock granted pursuant to the Company’s Year 2002 Supplemental Employee/Consultant Stock Compensation Plan shall vest immediately upon the Termination Date, and shall otherwise be subject to the provisions and terms thereof.

3.7        Secured Interest. The Company hereby acknowledges that any existing secured interest in certain equipment of the Company held by the Employee, as evidenced by a filed UCC-1 Financing Statement, shall remain in effect until all amounts owed to the Employee under this Separation Agreement has been paid in full.

4.          Release of Liability. The Employee acknowledges that he enters this Separation Agreement freely and voluntarily, and agrees as follows:

4.1.	Title VII Claims. The Employee acknowledges that Title VII of the Civil

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Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Americans With Disabilities Act, the Age Discrimination in Employment Act of 1967, the Vietnam Era Veterans Readjustments Assistance Act of 1974, the Federal Family and Medical Leave Act of 1993, and other state and local laws provide the right to an employee to bring charges, claims or complaints against an employer if the employee believes he has been discriminated against on a number of bases, including but not limited to race, ancestry, color, religion, sex, marital status, national origin, age, status as a veteran of the Vietnam era, request or need for family or medical leave, physical or mental disability, medical condition or sexual preference. The Employee, with full understanding of the rights afforded him under these and other federal, state and local laws, agrees that he will not file, or cause to be filed against the Company, any charges, complaints, or actions based on any alleged violation of these federal, state and local laws, or any successor or replacement federal or state laws. The Employee hereby waives any right to assert a claim for relief available under these federal, state and local laws including, but not limited to, back pay, attorneys' fees, damages, reinstatement, or injunctive relief, which the Employee may otherwise recover based on any alleged violation of these federal, state and local laws, or any successor or replacement federal, state or local laws.

4.2.       Release of Claims. In exchange for the promises and covenants set forth herein, the Employee hereby releases, acquits, and forever discharges the Company, its parents and subsidiaries, and their officers, directors, agents, servants, employees, attorneys, shareholders, partners, successors, assigns, affiliates, customers, and clients of and from any and all claims liabilities, demands, causes of action, costs, expenses, attorneys' fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed (“Claims”), (including but not limited to any federal, state or local law or cause of action including, but not limited to, the National Labor Relations Act, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Americans With Disability Act, the Federal Family and Medical Leave Act of 1993, the Vietnam Era Veterans Readjustment Assistance Act of 1974, and state and local laws, any allegation of wrongful termination and any claim arising out of the Constitution of the State of Nevada; contract law; wrongful discharge; discrimination; harassment; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing), but only to the extent that such Claims directly or indirectly arise out of or are in any way connected with: (a) the Company’s employment of the Employee, (b) the termination of that employment, (c) the Company’s performance of its obligations as the Employee’s former employer; (d) claims or demands related to salary, bonuses, commissions, or (e) vacation pay, fringe benefits, expense reimbursements, severance pay, or any form of compensation. The Employee agrees to indemnify and hold the Company and its shareholders, directors, officers, agents and employees harmless from any liabilities, debts, demands, causes of action, injuries, costs, attorneys' fees or damages of any kind arising out of the Employee’s action or inactions, whether negligent or otherwise, with respect to, or in connection with the Severance Agreement and the Employment Agreement.

5.          Confidential Information. The Employee acknowledges that during the course of his duties with the Company, he handled confidential information of the Company and its affiliates. The Employee agrees he will retain in the strictest confidence all confidential matters

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which relate to the Company or its affiliates, including, without limitation, pricing lists, business plans, financial projections and reports, business strategies, internal operating procedures and other confidential business information from which the Company derives an economic or competitive advantage or from which the Company might derive such advantage in its business, whether or not labeled "secret" or "confidential," and not to disclose directly or indirectly or use by him in any way, either during the term of this Separation Agreement or at any time thereafter except as permitted by law.

6.          Trade Secrets. The Employee shall not disclose to any others or take or use for the Employee's own purposes or purposes of any others at any time, any of the Company's trade secrets, including without limitation, confidential information; customer lists; information concerning current or any future and proposed work, services or products; the fact that any such work, services or products are planned, under consideration, or in production, as well as any description thereof, computer programs or computer software. The Employee agrees that these restrictions shall also apply to (i) trade secrets belonging to third parties in the Company's possession and (ii) trade secrets conceived, originated, discovered or developed by the Employee during the term of his employment.

7.          Inventions; Ownership Rights. The Employee agrees that all ideas, techniques, inventions, systems, formulas, discoveries, technical information, programs, prototypes and similar developments ("Developments") developed, created, discovered, made, written or obtained by him in the course of or as a result, directly or indirectly, of performance of his duties to the Company, and all related industrial property, copyrights, patent rights, trade secrets and other forms of protection thereof, shall be and remain the property of the Company. The Employee agrees to execute or cause to be executed such assignments and applications, registrations and other documents and to take such other action as may be requested by the Company to enable the Company to protect its rights to any such Developments.

8.          No Disparagement of the Company or Employee. The Employee agrees that he will not make any statements which are or may appear derogatory about or disparaging to the Company or any of its agents, officers, directors or other employees, except as may be required by court order or applicable law.

9.          Non-Interference; No Solicitation. The Employee agrees not to interfere with any of the Company's contractual obligations with others. Furthermore, the Employee agrees during a period of eighteen (18) months commencing on the Termination Date, the Employee agrees to not, without the Company's express written consent, on his behalf or on behalf of another: (i) contact or solicit the business of any client, customer, creditor or licensee of the Company, (ii) hire employees of the Company, other than clerical employees, or (iii) solicit the business of any client, customer or licensee of the Company. The Employee acknowledges that this section 9 is a reasonable and necessary measure deigned to protect the proprietary information of the Company.

10.        Return Company Property. The Employee agrees that he will promptly, within two (2) business days, return to the Company, all the Company's or its affiliates' memoranda,

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notes, records, reports, manuals, drawings, designs, computer files in any media and other documents (including extracts and copies thereof) relating to the Company or its affiliates, and all other property of the Company.

11.        Actions Contrary to Law. Nothing contained in this Separation Agreement shall be construed to require the commission of any act contrary to law, and whenever there is any conflict between any provision of this Separation Agreement and any statute, law, ordinance, or regulation, contrary to which the parties have no legal right to contract, then the latter shall prevail; but in such event, the provisions of this Separation Agreement so affected shall be curtailed and limited only to the extent necessary to bring it within legal requirements.

12.	Miscellaneous.

12.1.    Notices. All notices to be given by either party to the other shall be in writing and may be transmitted by personal delivery, facsimile transmission, overnight courier or mail, registered or certified, postage prepaid with return receipt requested; provided, however, that notices of change of address or facsimile number shall be effective only upon actual receipt by the other party. Notices shall be delivered at the following addresses, unless changed as provided for herein:

To the Employee:	Kenneth S. Ripley 9211-124th Street NE Arlington, Washington 98223 Fax: 360.653.9838
To the Company:	Board of Directors Golden Phoenix Minerals, Inc. 1675 East Prater Way, Suite 102 Sparks, Nevada 89434 Fax: 775-853-5010

12.2.    Entire Agreement. This Separation Agreement supersedes any and all agreements, either oral or written, between the parties hereto with respect to its subject matter, including, but not limited to, the Employment Agreement. Each party to this Separation Agreement acknowledges that no representation, inducements, promises, or agreements, orally or otherwise, have been made by any party or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this Separation Agreement shall be valid or binding. Any modification of this Separation Agreement will be effective only if it is in writing and signed by both parties.

12.3.    Governing Law. This Separation Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

12.4.    Jurisdiction and Venue. The parties hereby consent to the exclusive jurisdiction of the state and federal courts sitting in Nevada with the sole and exclusive venue of

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Washoe County in any action on a claim arising out of, under or in connection with this Separation Agreement or the transactions contemplated by this Separation Agreement, provided such claim is not required to be arbitrated pursuant to Section 12.5. The parties further agree that personal jurisdiction over them may be effected by notice as provided in Section 12.1, and that when so made shall be as if served upon them personally within the State of Nevada.

12.5     Arbitration. Any controversy, dispute or claim arising out of or relating to this Separation Agreement or the Employment Agreement terminated by this Separation Agreement, performance hereunder or breach thereof, which cannot be amicably settled, shall be settled by arbitration conducted in Washoe County unless some other location is mutually agreed to in a writing signed by both parties. Said arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association at a time and place within the above-referenced location as selected by the arbitrator(s).

a.           Initiation of Arbitration. After seven (7) calendar days prior written notice to the other, either party hereto may formally initiate arbitration under this Separation Agreement by filing a written request therefore, and paying the appropriate filing fees, if any.

b.          Hearing and Determination Dates. The hearing before the arbitrator shall occur within thirty (30) calendar days from the date the matter is submitted to arbitration. Further, a determination by the arbitrator shall be made within forty-five (45) calendar days from the date the matter is submitted to arbitration. Thereafter, the arbitrator shall have fifteen (15) calendar days to provide the parties with his decision in writing. However, any failure to meet the deadlines in this paragraph will not affect the validity of any decision or award. The arbitrator’s written decision shall summarize the issues and resolution of the controversy, and the decision shall be based solely upon the law governing the claims and defenses pleaded by the parties. The arbitrator shall have the authority to award any relief available in a court of law.

c.           Binding Nature of Decision. The written reasoned decision of the arbitrator shall be binding on the parties without the right to any writ of review, appeal, or court review thereof.. Judgment thereon shall be entered in a court of competent jurisdiction.

d.          Injunctive Actions. Nothing herein contained shall bar the right of either party to seek to obtain injunctive relief or other provisional remedies against threatened or actual conduct that will cause loss or damages under the usual equity rules including the applicable rules for obtaining preliminary injunctions and other provisional remedies.

e.           Fees and Costs. The cost of arbitration, including the fees of the arbitrator, shall initially be borne by the Company; provided, the prevailing party (as determined by the arbitrator) shall be entitled to recover all such costs allowed by law, in addition to attorneys’ fees and other costs, in accordance with Section 12.6 of this Separation Agreement.

12.6.	Attorneys' Fees. In the event of any litigation, arbitration, or other

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proceeding arising out of this Separation Agreement, or the parties’ performance as outlined herein, the prevailing party shall be entitled to an award of costs, including an award of reasonable attorneys’ fees. Any judgment, order, or award entered in any such proceeding shall designate a specific sum as such an award of attorneys’ fees and costs incurred. This attorneys’ fee provision is intended to be severable from the other provisions of this Separation Agreement, shall survive any judgment or order entered in any proceeding and shall not be deemed merged into any such judgment or order, so that such further fees and costs as may be incurred in the enforcement of an award or judgment or in defending it on appeal shall likewise be recoverable by further order of a court or panel or in a separate action as may be appropriate.

12.7.     Amendment, Waiver. No amendment or variation of the terms of this Separation Agreement shall be valid unless made in writing and signed by the Employee and the Company. A waiver of any term or condition of this Separation Agreement shall not be construed as a general waiver by the Company. Failure of either the Employee or the Company to enforce any provision or provisions of this Separation Agreement shall not waive any enforcement of any continuing breach of the same provision or provisions or any breach of any provision or provisions of this Separation Agreement.

12.8.     Ambiguities. This Separation Agreement shall not be subject to the rule that any ambiguities in the contract are to be interpreted against the drafter of the Separation Agreement.

12.9.     Counterparts. This Separation Agreement may be signed in one or more counterparts (by facsimile or otherwise), all of which shall be treated as one and the same instrument.

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IN WITNESS WHEREOF, the undersigned have executed this Separation Agreement as of the date first hereinabove written.

THE EMPLOYEE
Date: 1/31/07	By: /s/ Kenneth S. Ripley Kenneth S. Ripley
THE COMPANY
Date: 1/31/07	Golden Phoenix Minerals, Inc. By: /s/ David A. Caldwell David A. Caldwell, President

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